Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc:  Financial Representative

Wells Real Estate Fund III, L.P. Fact Sheet            III

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
880 Holcomb Bridge Road	SOLD	9%
Boeing at the Atrium	100%	36%
Brookwood Grill	SOLD	38%
4400 Cox Road (Formerly known as the Reciprocal Group Building)	84%	57%
Greenville Center	SOLD	100%
Stockbridge Village I	SOLD	57%
WEIGHTED AVERAGE	94%

FUND FEATURES

OFFERING DATES	October 1988 – October 1990

PRICE PER UNIT	$1

A/B STRUCTURE	A’s – Cash available for distribution up to first 8% B’s – Net Loss until capital account reaches zero + Cash available for distribution over first 8% up to 8%

A/B RATIO AT CLOSE OF OFFERING	89% to 11%

AMOUNT RAISED	$22,206,310

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund III has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold four assets. Our focus on the remaining assets involves leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

Two recent sale transactions were highlights for the Fund. Stockbridge Village I was sold on April 29, 2004, and the 880 Holcomb Bridge Road and Brookwood Grill properties were sold on July 1, 2004. The Fund held approximate interests of 57%, 9%, and 38% in these three properties, respectively. These sales capitalized on the current strong investor demand for retail shopping centers in the market. We have signed two new leases at 4400 Cox Road with Apex Systems and New York Life for a total of approximately 36,000 square feet, representing 84% of the building. We made our first distribution of net sale proceeds in January 2004 to limited partners, totaling approximately $1,312,000. We also have announced the next net sale proceeds distribution to limited partners, scheduled for the fourth quarter 2004, totaling approximately $6,658,000 from the sales of Greenville Center and Stockbridge Village I.

With four properties now sold, the General Partners are currently reserving operating cash and a portion of net sale proceeds to fund the re-leasing costs anticipated for the 4400 Cox Road property. Further, the General Partners anticipate continuing to hold operating distributions until 4400 Cox Road is fully re-leased. As we move into 2005 and the outcome of the property re-leasing efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

While operating distributions to Class A unit holders have been reserved, we would like to highlight that, through September 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $16.3 million since inception, which equates to approximately 83% of the $19.6 million originally invested. Limited partners who have held Class B units since inception have cumulatively received $0.89 per unit in allocated tax losses through December 31, 2003, plus operating distributions of $0.12 per unit. No operating distributions have been made to the General Partners, in line with the partnership agreement.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund III, L.P. Fact Sheet            III

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “A” UNIT AT $1 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	Reserved	Reserved	Reserved	—	—
2003	4.50%	4.50%	4.50%	4.50%	4.50%
2002	Reserved	Reserved	Reserved	4.50%	1.13%
2001	6.50%	6.00%	6.00%	Reserved	4.63%
2000	7.00%	Reserved	Reserved	Reserved	1.75%
1999	8.00%	8.00%	8.00%	8.00%	8.00%
1998	7.58%	8.00%	8.00%	9.25%	8.21%
1997	Reserved	Reserved	7.13%	8.04%	3.79%
1996	8.00%	8.00%	6.36%	6.53%	7.22%
1995	8.00%	8.00%	8.00%	8.00%	8.00%
1994	8.00%	8.00%	8.00%	8.00%	8.00%
1993	7.27%	8.03%	8.00%	8.04%	7.84%
1992	4.44%	4.60%	6.08%	7.44%	5.64%
1991	4.53%	4.10%	4.32%	5.12%	4.52%
1990	3.46%	5.43%	5.11%	6.62%	5.16%
1989	0.00%	5.31%	6.34%	7.00%	4.66%
1988	N/A	N/A	N/A	0.00%	0.00%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000		1999
—	0.00%	0.00%	0.00%	-1.37	%*	-1.61	%*

*	Negative percentage due to income allocation.

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and approximately $608,000 in net sale proceeds has been allocated to Fund III. The General Partners are reviewing costs anticipated to re-lease 4400 Cox Road to determine if all, or a portion, of these proceeds can be distributed in 2005.

•	The Boeing at the Atrium property is currently 100% occupied by the Boeing/Shuttle Division of The Boeing Company.

•	The Brookwood Grill property was sold on July 1, 2004, and approximately $884,000 in net sale proceeds has been allocated to Fund III. The General Partners are reviewing costs anticipated to re-lease 4400 Cox Road to determine if all, or a portion, of these proceeds can be distributed in 2005.

•	The 4400 Cox Road property was previously occupied by the Reciprocal Group. We are in the process of re-leasing the building. Apex Systems, Inc. leased approximately 21,288 square feet, and this lease will extend from November 2004 through August 2015. New York Life Insurance leased approximately 14,740 square feet, and this lease will extend from October 2004 through December 2014.

•	The Greenville Center property was sold in 2002 and approximately $1,312,000 of the net sale proceeds was distributed to limited partners in January 2004. The remaining net sale proceeds of approximately $959,000 are planned to be distributed in the fourth quarter 2004.

•	The Stockbridge Village I shopping center property was sold on April 29, 2004, and approximately $6,879,000 in net sale proceeds has been allocated to Fund III. Approximately $197,000 of these proceeds has been used for the Fund’s pro- rata share of the re-leasing costs at 4400 Cox Road. The General Partners have reviewed the remaining re-leasing costs anticipated at 4400 Cox Road and determined that approximately $5,699,000 of these net sale proceeds can be distributed, which is scheduled for the fourth quarter 2004. The remaining proceeds of approximately $983,000 will be reserved at this time.

For further information, please refer to Fund III’s most recent

10-Q filing, which can be found on the Wells Web site at

www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds